FT DEFINED PORTFOLIOS LLC

                             DISTRIBUTION AGREEMENT

         This Distribution Agreement (the "Agreement") is made as of this 11th day of December, 2000, by and between FT Defined Portfolios LLC (the "Company"), a Delaware limited liability company, on behalf of each series (each a "fund" and, collectively, the "funds") of the Company listed in Appendix A attached hereto, as may be amended from time to time and Nike Securities L.P., an Illinois limited partnership (the "Distributor").

SECTION 1.           GENERAL DUTIES AS DISTRIBUTOR OF FUND INTERESTS.

         Distributor shall act as principal distributor for each fund. Each fund may be authorized to issue multiple series. Distributor has the exclusive right to purchase, as agent, from each fund, interests of each series authorized and issued by a fund and agrees to use its best efforts to distribute interests of each fund. Distributor agrees, as agent for each fund, to accept for redemption, the interests of each series authorized and issued by the fund; whenever the officers of the Company deem it advisable for the protection of interest holders, they may suspend or cancel such authority with respect to one or more of the funds. In the performance of these duties, Distributor shall be guided by the requirements of this Agreement, the applicable provisions of the Company's Limited Liability Company Agreement and applicable federal and state law, all as amended and/or supplemented from time to time, and each fund's Prospectus and Statement of Additional Information, then in effect under the Company's current Registration Statement filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

SECTION 2.           SALES LITERATURE AND ADVERTISEMENTS.

         All sales literature and advertisements used by Distributor in connection with the sale of the Company's interests must be approved in advance by a Company officer. In connection with the sale or arranging for the sale of the Company's interests, Distributor is authorized to give only such information and to make only such statements or representations as are contained in each fund's Prospectus and Statement of Additional Information then currently in effect under the Company's Registration Statement, or in sales literature or advertisements approved by the Company.

SECTION 3.           LIMITATION UPON INVESTMENT IN THE COMPANY.

         Distributor shall not accept any initial or subsequent investment in interests of a fund, except as described in the fund's then-current Prospectus and Statement of Additional Information.

SECTION 4.           OFFERING PRICE & NET ASSET VALUE PER INTEREST.

         Interests of each fund sold under this Agreement shall be sold only at the offering price in effect at the time of such sale, as described in the fund's then-current Prospectus and Statement of Additional Information, and the fund shall receive not less than the full net asset value therefor.

         Any reference to "net asset value per interest" shall refer to each fund's net asset value per interest computed in accordance with the Company's Limited Liability Company Agreement, the fund's then-current Prospectus and

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Statement of Additional Information and the instructions of the Trustees, all as amended from time to time. The Company or its agent will advise Distributor as promptly as practicable of each fund's net asset value per interest on each day on which it is determined.

SECTION 5.           DUTIES UPON SALE OR REDEMPTION OF INTERESTS.

         Distributor shall remit or cause to be remitted to the Company's custodian or transfer agent, as applicable, the net asset value per interest of all interests of each fund sold by Distributor. Each fund will, as promptly as practicable, cause the account of the purchaser to be credited with the number of interests purchased. The Company will not issue interest certificates.

         Distributor shall process or cause to be processed requests received from each fund's interest holders for redemption of its interests, in the manner prescribed in the fund's then-current Prospectus and Statement of Additional Information. Interests shall be redeemed at their net asset value per interest next computed after receipt of the redemption request, subject to any applicable redemption fee as set forth in the fund's then-current Prospectus. Distributor shall arrange for payment to such interest holders from each fund's account with the custodian or transfer agent, as applicable.

SECTION 6.           INFORMATION RELATING TO THE COMPANY.

         The Company or its agent will furnish Distributor with a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with Distributor in its efforts to sell the funds' interests, and in the performance by Distributor of all of its duties under this Agreement.

SECTION 7.           FILING OF REGISTRATION STATEMENTS.

         The Company or its agent will from time to time file (and furnish Distributor with copies of) such registration statements, amendments and supplements thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act, or the laws of the states in which Distributor desires to sell interests of the funds.

SECTION 8.           MULTIPLE CAPACITIES.

         Distributor shall give the Company equitable treatment under the circumstances in supplying services in any capacity, but the Company recognizes that it is not entitled to receive preferential treatment from Distributor as compared with the treatment given to any other investment company or customer. Whenever Distributor shall act in multiple capacities on behalf of the Company, Distributor shall maintain the appropriate separate account and records for each such capacity.

SECTION 9.           PAYMENT OF FEES AND EXPENSES.

         Distributor shall, at its own expense, finance certain activities incident to the sale and distribution of the interests of the funds, including printing and distribution of prospectuses and statements of additional information to other than existing interest holders and the printing and distributing of sales literature and advertising.

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         Distributor shall be entitled to receive for its services as distributor the fees payable in accordance with any plans adopted by the funds (or class of interests of the respective funds) pursuant to Rule 12b-1 under the 1940 Act, and may remit such fees to, among others, Allmerica Financial Life Insurance and Annuity Company in accordance with the terms of any such plan.

SECTION 10.          LIABILITY OF THE DISTRIBUTOR.

         Distributor shall be liable for its own acts and omissions caused by Distributor's willful misfeasance, bad faith, or gross negligence in the performance of Distributor's duties, or by Distributor's reckless disregard of its obligations under this Agreement, and nothing herein shall protect Distributor against any such liability to the Company or its interest holders. Subject to the first sentence of this Section, Distributor shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Company.

SECTION 11.          TERMINATION OF AGREEMENT; ASSIGNMENT.

         This Agreement may be terminated at any time, without the payment of any penalty, on 60 days' written notice (i) by Distributor; (ii) by the Company, acting pursuant to a resolution adopted by the non-interested Trustees; or (iii) by the vote of the holders of the lesser of (1) 67% of the Company's interests present at a meeting if the holders of more than 50% of the outstanding interests are present in person or represented by proxy, or (2) more than 50% of the outstanding interests of the Company. This Agreement shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.

SECTION 12.          DURATION.

         Unless sooner terminated, this Agreement shall continue in effect for one year from the date herein above first written, and from year to year thereafter until terminated, provided that the continuation of this Agreement and the terms hereof are specifically approved annually in accordance with the requirements of the 1940 Act as modified or superseded by any rule, regulation, order or interpretive position of the Commission.

SECTION 13.          NON-LIABILITY OF CERTAIN PERSONS.

         Any obligation of the Company hereunder shall be binding only upon the assets of the Company (or the applicable fund thereof) and shall not be binding only upon any Trustee, officer, employee, agent, member or interest-holder of the Company. Neither the authorization of any action by any Trustee, officer, employee, agent, member or interest-holder of the Company nor the execution of this agreement on behalf of the Fund shall impose any liability upon any Trustee, officer, employee, agent, member or interest-holder of the Company.

SECTION 14.          DEFINITIONS.

         The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act.

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SECTION 15.          CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

         This Agreement shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of this Agreement are in conflict with such laws, the latter shall control.

         The laws of the State of Illinois shall govern the construction, validity and effect of this Agreement.

SECTION 16.          MISCELLANEOUS.

         The obligations of the Company and each fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, interest holders, officers, employees or agents of the Company or any fund, but only the relevant fund's property shall be bound. No fund shall be liable for the obligations of any other fund.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                    FT DEFINED PORTFOLIOS LLC


                                                    By:  /s/ James A. Bowen
                                                       Name:  James A. Bowen
                                                       Title:  President


                                                    NIKE SECURITIES L.P.


                                                    By:  /s/ James A. Bowen
                                                       Name:  James A. Bowen
                                                       Title:  President

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                                   APPENDIX A

          1.    Nasdaq Target 15 Portfolio

          2.    First Trust 10 Uncommon Values Portfolio